EXHIBIT 99.1

Jana Cohen Barbe Joins the Invitation Homes Board of Directors

DALLAS, November 13, 2018 -- Invitation Homes Inc. (NYSE: INVH) today announced that Jana Cohen Barbe has joined the Company’s board of directors.

“We are pleased to welcome Ms. Barbe as a new independent director to the Invitation Homes’ board and look forward to her contributions,” said Bryce Blair, Chairman of the Board. “Her unique insights and perspectives, coupled with strategic vision and risk-management experience, are a great complement to the skills and qualifications of our existing directors.”

“Ms. Barbe joins Invitation Homes’ board at an exciting time for the Company as we continue to drive our business and resident relationships,” said Dallas Tanner, Interim President and Chief Investment Officer. “Her real estate and finance background, along with her business experience and insight, will be invaluable. We look forward to Jana’s contributions as we continue to fulfill our vision to be the nation’s premier home leasing company, offering homes where individuals and families can thrive.”

Ms. Barbe is a senior partner and the former Global Vice Chairman of Dentons, the world’s largest law firm. Ms. Barbe joined Dentons' predecessor firm, Sonnenschein Nath & Rosenthal, in 1995 and became the first woman appointed to Dentons’ global board in 2010. Ms. Barbe also leads the Tax-Oriented Investments Practice, which she founded and where she advises many of the nation's leading financial institutions and insurance companies in connection with affordable housing and community development investments. Previously, she chaired the firm's Real Estate Practice and Financial Institutions Sector.

Equally committed to serving her community, Ms. Barbe is the president emerita of Thresholds and is an impassioned advocate for women in law and business. Ms. Barbe holds a bachelor’s degree in Art History from Northwestern University and a Juris Doctorate from The University of Chicago Law School.

About Invitation Homes:
Invitation Homes is a leading owner and operator of single-family homes for lease, offering residents high-quality homes across America. With more than 80,000 homes for lease in 17 markets across the country, Invitation Homes is meeting changing lifestyle demands by providing residents access to updated homes with features they value, such as close proximity to jobs and access to good schools.  The company's mission, "Together with you, we make a house a home," reflects its commitment to high-touch service that continuously enhances residents' living experiences and provides homes where individuals and families can thrive.

Investor Relations Contact:
Greg Van Winkle
Phone: 844.456.INVH (4684)
Email: IR@InvitationHomes.com

Media Relations Contact:
Kristi DesJarlais
Phone: 972.421.3587
Email: Media@InvitationHomes.com